Management’s Report on Internal Control over Financial Reporting (Restated)
Management is responsible for establishing and maintaining adequate internal control over financial reporting.
Management has assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2005 using criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). A material weakness is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
As of December 31, 2005, the following material weaknesses have been identified and included in management’s assessment:

1.	The company did not maintain an appropriate accounting and financial reporting organizational structure and a sufficient complement of accounting personnel to support the activities of the company. Specifically, lines of communication between our operations and accounting and finance personnel and subsidiaries were not adequate to raise issues to the appropriate level of accounting personnel. Further, the company did not maintain personnel with an appropriate level of accounting knowledge, experience and training to support the size and complexity of the organization and its financial reporting requirements. This control deficiency resulted in the restatement of the company’s consolidated financial statements for the years ended December 31, 2001 through 2005 and related disclosures. This

FAIRFAX FINANCIAL HOLDINGS LIMITED

control deficiency contributed to each of the material weaknesses discussed in 2 through 4 below.

2.	The company did not maintain effective controls over the completeness and accuracy of period-end financial reporting and period-end close processes at the Fairfax head office consolidation level. Specifically, the company did not maintain effective review and monitoring processes and documentation relating to the (i) recording of recurring and non-recurring journal entries, (ii) recording of intercompany and related company eliminations and reconciliations and (iii) translation of foreign currency transactions and subsidiary company results. This control deficiency resulted in the restatement of the company’s consolidated financial statements for the years ended December 31, 2001 through 2005 and related disclosures to correct significant accounts and disclosures.

3.	The company did not maintain effective controls over the accounting for certain derivative instruments in accordance with FAS 133. Specifically, the company did not maintain appropriate controls over the processes to account for convertible bond securities and to identify embedded derivatives in other fixed income securities in accordance with US GAAP. This control deficiency resulted in the restatement of the company’s US GAAP net earnings (loss) with an offsetting amount in other comprehensive income for each of the three years ended December 31, 2005.

4.	The company did not maintain effective controls over the completeness and accuracy of the calculation and review of income taxes, including the determination of income taxes payable, future income tax assets and liabilities and the related income tax provision including the impact on US GAAP information. Specifically, the company did not maintain appropriate controls over tax effecting certain permanent differences, temporary differences and US GAAP differences. This control deficiency resulted in the restatement of the company’s consolidated financial statements for the years ended December 31, 2001 through 2005 and related disclosures.
Each of the control deficiencies described in 1 to 4 above could result in misstatements of any of the company’s financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
Accordingly, management has determined that each of the control deficiencies constitutes a material weakness.
In Management’s Report on Internal Control over Financial Reporting included in our original Annual Report on Form 40-F for the year ended December 31, 2005, our management, including our CEO and CFO, concluded that we maintained effective internal control over financial reporting as of December 31, 2005. Our CEO and CFO have subsequently concluded that the material weaknesses described above existed as of December 31, 2005. As a result, they now have concluded that we did not maintain effective internal control over financial reporting as of December 31, 2005, based on the criteria in Internal Control-Integrated Framework issued by the COSO. Accordingly, management has restated its report on internal control over financial reporting.

Management’s assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its report which appears herein.
August 31, 2006

V. Prem Watsa	Greg Taylor
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

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